Exhibit 10.15

PEREGRINE SEMICONDUCTOR / RICHARDSON ELECTRONCS DISTRIBUTION AGREEMENT

This Distribution Agreement (the “Agreement”), is effective as of 23, December 2010 (the “Effective Date”),

BETWEEN:	[Peregrine Semiconductor] (“Manufacturer”), a corporation organized and existing under the laws of California, USA, with offices located at 9380 Carroll Park Drive, San Diego, CA. 92121

AND:	Richardson Electronics, Ltd. (“Distributor”), a corporation organized and existing under the laws of Delaware, USA, with office located at 40W267 Keslinger Road, PO Box 393, LaFox, IL 60147-0393

Manufacturer and Distributor also shall be referred to collectively as the “parties” and respectively as a “party”.

WHEREAS, Manufacturer is in the business of developing and selling Products as defined in the quarterly distribution price book.; And

WHEREAS, Distributor is in the business of acting as a distributor for Products; and

WHEREAS, Manufacturer desires to appoint Distributor as its non-exclusive distributor for the Products in the Territory; and

WHEREAS, Distributor desires to become a distributor of Manufacturer’s Products in the Territory

1	DEFINITIONS When used in this Agreement, unless the context otherwise requires, the following terms, shall have the meanings indicated below (applicable to both the singular and plural forms of the defined terms)

a.	“Affiliate” shall mean any company controlled by, controlling, or under common control with Manufacturer, or any person, corporation or other entity which owns: (i) now or hereafter, directly or indirectly 50% or more of any class of the voting stock of Manufacturer, or (ii) 50% or more of any class of the voting stock of which Manufacturer, or a party described in paragraph (i), owns, directly or indirectly, or of which Manufacturer, or a party described in paragraph (i), is, directly or indirectly, in control.

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b.	“Agreement” shall mean the terms set out in this distribution agreement together with the exhibits attached hereto and any documents included by reference and any subsequent amendments approved in writing by both parties.

c.	“Customer” end-users of the Products.

d.	“Effective Date” shall mean the effective date set forth above.

e.	“Exhibit” shall mean an exhibit attached to this Agreement

f.	“Product(s)” shall mean those products as defined in the quarterly distribution price book; as the same may be modified from time to time as set forth herein to include any other products manufactured or marketed by Manufacturer during the term of this Agreement.

g.	“Territory” shall mean the geographical areas listed in Exhibit A, (expandable upon mutual written consent of both parties.

h.	“Trademarks” shall mean those trademarks, service marks, and other proprietary words and symbols, which Manufacturer may designate in writing from time to time and under which Manufacturer markets or promotes the Product.

i.

2	APPOINTMENT OF DISTRIBUTOR

Subject to the terms of this Agreement Manufacturer hereby appoints Distributor and Distributor accepts such appointment, as an independent, non-exclusive Distributor of the Products and in the Territory as defined herein, expandable to other customers/territories upon mutual agreement by Distributor and Manufacturer.

3	REFERRALS

If Manufacturer or any Affiliate of Manufacturer is contacted by any party inquiring about the purchase of Products in the Territory, Manufacturer may refer such party to Distributor for handling.

4	DISTRIBUTOR OBLIGATIONS

During the term of this Agreement, Distributor agrees to use its commercially reasonable efforts commensurate with its business and in good faith to conduct business in the accomplishment of the following:

4.1	Promotion of Product Distributor shall promote, market, and sell the Product to customers in the Territory.

4.2	Stocking Distributor shall carry such stock of the Products at each authorized location as may be necessary to meet demand for the same in the Territory. Distributor will use commercially reasonable effort to maintain 5 turns of inventory in an annual period Distributor will provide yearly blanket orders on the top twenty run rating devices over the previous twelve (12) months of POS.

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Product to be stocked under the sold to number as reflected on the invoice and distribution price book. All reports listed in 4.5 will reflect this part number sold with no modifications allowed for the stocking and reporting purposes. Any part numbers changes the distributor makes to a part number will not be reflected as it pertains to the agreements in this contract, and all associated privileges.

4.3	Facilities and Personnel Distributor shall provide and maintain adequate sales facilities and technical sales personnel in accordance with reasonable standards that from time to time are established by mutual agreement

4.4	Reports Distributor shall submit a written report to Manufacturer, on a daily basis via EDI, containing the following information:

4.4.1	A sales report, which contains the names of end customers, including end customer of a contract manufacturer (when RELL IT provides this capability), quantity of all product sold during the preceding business day, Distributor invoice number, average cost, resale value of the transactions and locations of Products sold and registrations number if registration number has been assigned, that to be included for that line item, when RELL IT provides these capabilities.

4.4.2	An inventory report, which contains a listing by invoiced part number, quantity and average price of all Products in stock as of the end of the preceding calendar week.

4.4.3	A list of open orders from DISTRIBUTOR’S customers requesting to purchase MANUFACTURER’S Products.

4.4.4	Manufacturer recognizes and respects the Distributor’s proprietary rights and interest in the information contained in the foregoing reports. Manufacturer agrees these reports and the information contained therein (in whatever form submitted) are and remain the property of the Distributor. Manufacturer agrees to keep confidential the information contained in the reports in accordance with Section 18. It is not intended that this provision should restrict Manufacturer’s use of the information for market analysis or other information processing purposes or commission or bonus payments, so long as the confidentiality of the information is assured.

4.5	Distributor will maintain, during the term of this Agreement and for at least two years after termination of this Agreement, its records and accounts relating to Distributor's performance of and compliance with its obligations, warranties, and representations under this Agreement and will permit examination thereof by authorized representatives of Manufacturer at all reasonable times.

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5	MANUFACTURER OBLIGATIONS

5.1	Marketing Materials As promptly as possible after execution of the Agreement, Manufacturer shall furnish to Distributor without charge a reasonable supply of price lists, sales literature, books, catalogs, specification sheets, promotional plans and similar printed material and shall provide Distributor with such training, technical and sales support and assistance (including sales forecasting and planning assistance) as may be necessary, and requested by Distributor, to assist Distributor in effectively carrying out its activities under this Agreement.

5.2	Training Manufacturer shall coordinate with Distributor to conduct training seminars either at Manufacturer’s facilities or in the Territory as may be necessary to assist Distributor in supporting the Product, at no charge to Distributor.

5.3	Other Technical Support Manufacturer shall provide Distributor with such other technical and sales assistance as may be necessary to assist Distributor in effectively carrying out its activities under this Agreement, at no charge to Distributor.

5.4	Promotion Mutual agreement and prior written approval if Manufacturer or distributor wishes to issue a press release describing the relationship of the Parties or use the name of Manufacturer or Distributor in a press release, website or any other promotional materials.

6	ORDERS / SHIPMENTS

6.1	Procedure Each order for Product submitted by Distributor to Manufacturer hereunder shall set forth the delivery date(s), and description and quantity of Product to be delivered on each such date. An order will be deemed accepted by Manufacturer unless rejected in writing within five (5) business days after Manufacturer’s receipt of such order. Manufacturer shall confirm Distributor’s requested delivery date as the shipment date or specify an alternative shipment date, Acknowledged Shipment Date. If the Acknowledged Shipment Date is more than thirty (30) days later than Distributor’s requested delivery date and the Distributor’s requested delivery date is outside of Manufacturer’s lead-time, Distributor, at its election, may cancel the order for standard product without the payment of a penalty or charge; provided, however, that Distributor shall receive credit for any such order to establish quantities purchased, quantity discounts and the like, where applicable, as if such order had been fulfilled Distributor shall be obligated to order minimum quantities of Product per order, as stated in the Manufacturer’s published price list.

6.2	Cancellations Distributor may cancel a binding order for standard products without penalty or obligation provided that Manufacturer receives written notice from Distributor of such cancellation at least thirty (30) days prior to the current scheduled shipment date of Products in such order. Upon mutual agreement exceptions may be made in case such a request falls within thirty (30) days of the scheduled shipment date of the Products

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6.3	Custom Product cannot be cancelled or rescheduled without mutual consent.

6.4	Reschedules Distributor may reschedule any order for standard Products without penalty or obligation provided that Manufacturer receives written notice from Distributor of such rescheduling at least thirty (30) days prior to the current scheduled shipment date. Each order line for standard product can be rescheduled one time only. Manufacturer will work with the distributor on a case by case basis to resolve issues related to market changes and potential impact on orders placed with manufacturer.

6.5	Blanket orders to be reviewed quarterly but with mutual agreement request and ship dates can be adjusted to current demand versus inventory levels. Changes to blanket orders are allowed one time per month.

6.6	Packing Manufacturer shall, at its expense, pack all Products in accordance with Manufacturer’s standard packing procedure, which shall be suitable to permit shipment of the Products to the Territory; provided, however, that if Distributor requests a modification of those procedures, Manufacturer shall make the requested modification at Distributor’s expense.

6.7	New products If Manufacturer now or hereafter manufactures or proposes to manufacture any product targeted for customers supported by Distributor or market segments supported by Distributor with Manufacturer’s Products, Manufacturer shall notify Distributor of that fact and of all details concerning that product.

6.8	Early Shipments. Distributor shall have the right to accept or reject any and all Products delivered more than ten (10) days prior to their Acknowledged Shipment Date. If Manufacturer is notified of Distributor’s intention to reject and return any such delivery, it shall issue a Return Material Authorization within five (5) business days. The return shall be made freight collect.

7	DELIVERY

All shipments will be made FCA Seller’s factory per Inco-Terms 2000 and shall be made in accordance with Distributor's then current shipping instructions as set forth in a purchase. Distributor's shipping instructions are subject to change upon written notice from Distributor. Orders issued by the Distributor will specify requested shipment dates. Manufacturer will use its commercially reasonable efforts to ship according to the Acknowledged Shipment Date. In the absence of specific instructions from Distributor, the shipping and packaging method shall be at the discretion of Manufacturer, provided that Manufacturer shall, consistent with sound business practice, select a method of shipping and packaging which is suitable for the Product. In the event of any error in

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delivery by the carrier, Manufacturer shall assist Distributor in tracing the shipment and obtaining delivery of the Products.

8	STOCK ROTATION

Within thirty (30) days after the end of each October and April during the term of this Agreement, All Product returns will be for credit only. At the time of any such Product return, and as a condition to such return being accepted by Manufacturer, Distributor must place a new order for Products simultaneously with the return that (i) shall equal or exceed the dollar value of credit to be issued by Manufacturer in connection with the return and (ii) shall be for Products requested within the 30-day period following the date of such order. Products that have been retained by Distributor in lieu of being returned to Manufacturer in accordance with the rights granted Distributor by this Section 8 or that have been in Distributor's inventory for 19 months or longer are not eligible for return privileges. The total credit shall not exceed 10% of the net sales dollars invoiced by Manufacturer to Distributor during the six (6) month periods prior to the end of said October and April, respectively or for such shorter period from the Effective Date until such date. The credit to be issued in respect of Products so returned shall be the actual net invoice price charged for same by Manufacturer to Distributor, less any prior credits granted by Manufacturer to Distributor for the said Product. All Products returned in accordance with this provision must be unused and in factory-shipped condition. Products to be returned FCA, distributor’s facility.

9	PRODUCT CHANGES

9.1	End of life Manufacturer may, at its sole discretion, declare any Product to be obsolete, or discontinue the manufacturer and/or sale of any Product (“Product Deletion”). In the event of any such Product Deletion, Manufacturer shall give, where available, Distributor at least (180) days advance written notice thereof. Distributor may, in its sole discretion, within ninety (90) days after receipt of such notice, notify Manufacturer in writing of Distributor’s intention to return any or all Products in its inventory affected by such Product Deletion. No product to be returned without an approved RMA. Manufacturer shall, within thirty (30) days after receiving Product so returned, issue to Distributor full credit for all such Product. Any such credit shall be in the amount of the actual net invoice price paid by Distributor, adjusted for any price protection that may have taken place, for the affected Products less any prior credits. Products so returned shall be shipped FCA, distributor’s facility.

9.2	Last time buy Distributor shall have 90 days after notification from Manufacturer of Product Deletion, to place its Last Time Buy order for Product listed under such notice. Last Time Buy orders submitted by Distributor pursuant to this section must be scheduled for delivery within twelve (12) months after the date of notification of Product Deletion of such Product.

9.3

Modification of products or processes. Manufacturer shall give Distributor ninety (90) days written notice, where available, of all engineering modifications, product changes or process changes that will or could affect Products in Distributor’s inventory if such changes materially affect form, fit, or function of any Products. Distributor agrees to promptly provide and pass on to its customers such product, process or engineering change notices that would affect Products which it sells or

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offers to sale. If these modifications preclude or materially limit Distributor’s inventory from being sold once the engineering, product or process modifications are implemented, Manufacturer and Distributor shall cooperate to move the affected inventory through resale or repurchase. If after the above efforts, affected Products still remain in Distributor’s inventory, Manufacturer agrees to replace such inventory with an equivalent value of upgraded Products that are not negatively impacted or precluded from being sold by Distributor because of the aforementioned engineering modifications or process or product changes. Manufacturer shall pay all freight and shipping charges in connection with any such returns or replacements per FCA incoterms.

10	PRICING

10.1	Purchase price Manufacturer shall sell Products to Distributor at the prices listed in Manufacturer’s Channel Price List, attached hereto as Exhibit B, which is in effect at the time an order is received by Manufacturer from Distributor. Manufacturer shall provide at least thirty (30) days notice to Distributor prior to the effective date of any price change in Manufacturer’s Distributor Price List.

10.2	Price decrease In the event of a price decrease, all orders in transit or shipped as of the effective date of the price decrease shall be billed at the lower price and Manufacturer shall credit Distributor in an amount equal to the price decrease multiplied by the quantity of the effected Products in Distributor’s inventory at the time of the decrease. Distributor shall have thirty (30) days after the effective date of the price decrease to submit its claim for price credit and to provide Manufacturer with such inventory reports for the issuance of the same. Manufacturer, within thirty (30) days after receiving such claim shall verify its accuracy, and upon such verification, shall issue an appropriate credit to the Distributor's account No such credit will be due Distributor if Distributor fails to furnish such inventory reports within said time.

10.3	Price increase Distributor shall have the right, in its sole discretion and without liability of any kind, to cancel any existing order, for such Product prior to the effective price increase, but within the 7 days after the change. Distributor then to share current backlog with Company to protect previous pricing. All inventory and orders outside the backlog will be increased in accordance to the price increase where Distributor has not cancelled existing orders.

Meet Comp Pricing: From time to time Manufacturer may authorize special pricing below the published pricing in the Channel Price List to win business. This special pricing will be administered through a ship and debit program where the Manufacturer will authorize Distributor the right to claim a credit against a shipment made to a specific customer on a specific Product during a specified period. The ship and debit number will be reported on the POS report and coincide with the end customer, price, resale and quantity. Any resale that is greater than 2% of resale reported on quote and subsequent ship and debit will result in the denial of that claim and the ship and debit will be cancelled. An exchange rate change will be accepted for amounts that exceed the 2% requirement if proof is provided prior to submittal of claim and/or noted on the original purchase order. Once Manufacturer evaluates the claim and validates all the terms of the ship and debit agreement have been met then a credit will be issued to Distributor. If all the terms of the agreement have not been met a credit will not be issued. No credits will be issued for shipments made prior to Manufacturer authorizing a ship

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and debit contract. No credits will be issued for claims requested beyond 14 days after invoice date Credits to Distributor will be issued in line with claim resolution above

11	PAYMENT

11.1	Terms

MANUFACTURER shall invoice DISTRIBUTOR upon shipment of each order. Each invoice shall be due and payable by DISTRIBUTOR forty (40) days from the date of the invoice.

11.2	Late payment

In addition DISTRIBUTOR agrees to pay all MANUFACTURER’S reasonable costs, service charges, and expenses (including fees and disbursements of counsel) incurred in connection with collection and other enforcement proceedings resulting therefrom or in connection therewith.

12	TRADEMARKS

Manufacturer hereby grants Distributor a non-exclusive, non-transferable, limited and revocable license to use the Trademarks. Distributor will only use the Trademarks in connection with the advertising, promotion and distribution of the Product in the Territory and in accordance with Manufacturer standards, specifications and instructions provided to Distributor from time to time. Distributor will have no rights in the Trademarks except this limited right to use, and all of Distributor’s use of the Trademarks will accrue to the benefit of Manufacturer. Distributor agrees that upon the expiration or termination of this Agreement for any reason, it will cease all use of the Trademarks, and destroy or return to Manufacturer all materials bearing any of the Trademarks. Manufacturer and Distributor authorize each other to utilize the World Wide Web in the advertising and promotion of products and authorize each other to hyperlink their respective websites.

13	ADVERTISING ASSISTANCE

Distributor shall devise and implement necessary action plans for promotion and marketing of the Products within the Territory. Manufacturer shall from time to time cooperate with Distributor in carrying out Distributor's promotional programs and marketing strategies.

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14	TERM

The term of this Agreement shall be for one (1)year (initial term) commencing on the Effective Date hereof and shall automatically be renewed thereafter for an additional one (1) year period on each anniversary of the Effective Date hereof unless terminated by written notice at least 60 days days prior to each consecutive anniversary date hereof.

15	TERMINATION

15.1	Without cause Subsequent to the “Initial Term” this Agreement may be terminated at any time without cause by either party upon sixty (60) days prior written notice to the other party.

15.2	With cause

15.2.1	In the event of any breach or default by the other party in any of the terms or conditions of this Agreement, and if such breach is not remedied within 30 days from the date of notification to their satisfaction thereof, the non-defaulting party may immediately terminate this Agreement by giving written notice to the other party (termination for cause).

15.2.2 Any breach of payment requires remedy within 10 days. In case of legitimate dispute this 10 days will start from the date of mutual agreement of the balance owing, with time being of the essence in any requested responses by both parties.

15.2.3	Either Party may terminate this Agreement if a Bankruptcy Event occurs with respect to the other Party. “Bankruptcy Event” means any of the following events or circumstances with respect to a Party, such Party: (i) makes a general assignment for the benefit of its creditors; (ii) petitions, applies for, or suffers or permits with or without its consent the appointment of a custodian, receiver, trustee in bankruptcy or similar officer for all or any substantial part of its business or assets; or (iii) avails itself or becomes subject to any proceeding under the U.S. Bankruptcy Code which proceeding is not dismissed within thirty (30) days of commencement thereof (termination for cause).

15.3	Effects

15.3.3

In the event this Agreement is terminated by Manufacturer, without cause, Manufacturer shall, at Distributor’s election, repurchase from distributor any and all unsold Products from its inventory at the price paid by Distributor, less any prior credits granted by Manufacturer on such products. Manufacturer shall pay all freight and shipping charges in connection with such repurchase. Manufacturer shall be required to repurchase only those Products that are in good merchantable condition (and in manufacturer’s original packaging).If Manufacturer terminates with cause, they have no obligation to repurchase any inventory but can do so at their discretion. Distributor has the right to resell any remaining inventory not purchased by manufacturer. In the event this Agreement is terminated by Distributor, with cause, Manufacturer shall, at Distributor’s election, repurchase from Distributor any and all unsold Products from its inventory at the price paid by

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Distributor, less any prior credits granted by Manufacturer on such products. Manufacturer shall pay all freight and shipping charges in connection with such repurchase. Manufacturer shall be required to repurchase only those Products that are in good merchantable condition (and in manufacturer’s original packaging).

15.3.4	Promptly upon termination of this Agreement, the Distributor shall return to Manufacturer all pamphlets, catalogs, booklets, and other technical advertising data, literature, customer proposals and other proprietary data concerning the Products in the possession of the Distributor, heretofore furnished by Manufacturer.

15.4	THE RIGHT OF TERMINATION, AS PROVIDED, IS ABSOLUTE. BOTH PARTIES HAVE CONSIDERED THE POSSIBILITY OF EXPENDITURES NECESSARY IN PREPARING FOR PERFORMANCE OF THIS AGREEMENT AND THE POSSIBLE LOSSES AND DAMAGE INCIDENT TO EACH IN THE EVENT OF TERMINATION. EACH PARTY FULLY UNDERSTANDS AND AGREES THAT THE PROCEDURES AND REMEDIES PROVIDED IN THE EVENT OF TERMINATION ARE EXCLUSIVE. EXCEPT AS EXPRESSLY PROVIDED, NEITHER PARTY SHALL BE LIABLE IN CONTRACT, TORT OR OTHERWISE IN ANY MANNER WHATSOEVER ON ACCOUNT OF TERMINATION OF THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO, IF MANUFACTURER SELLS PRODUCTS TO ONE OR MORE CUSTOMERS THAT HAD FORMERLY BEEN PURCHASED FROM DISTRIBUTOR. NEITHER PARTY SHALL HAVE ANY FURTHER LIABILITY TO THE OTHER FOR ANY DAMAGES, COSTS, EXPENSES, INDEMNITY, OR COMPENSATION BY REASON OF THE TERMINATION OF THIS AGREEMENT, BUT THE FOREGOING SHALL NOT EXCLUDE CLAIMS OTHERWISE PERMITTED BY THIS AGREEMENT THAT AROSE BEFORE TERMINATION OR THIRD-PARTY CLAIMS. PROVISIONS OF THE AGREEMENT THAT BY THEIR NATURE SURVIVE, SHALL REMAIN IN FULL EFFECT.

15.4.3

16	WARRANTIES AND REPRESENTATIONS

Manufacturer shall provide the following warranty for Products to be resold by Distributor under the terms of this Agreement:

16.2	Product Manufacturer represents and warrants to Distributor and Distributor’s customers that the Products, for a period of one (1) year, will be free from defects in materials and workmanship and will operate in material

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conformance with Manufacturer’s Documentation. This warranty period begins the date Products are shipped from the Distributor to its customer. The foregoing warranty does not apply to any Products which have been subject to misuse, including static discharge, neglect, accident or modification or which have been soldered or altered during assembly and are not capable of being tested by Manufacturer under its normal test conditions. Manufacturer's obligation for Products failing to meet this warranty shall be to replace or repair the nonconforming Product where within the warranty period (i) Manufacturer has received written notice of any nonconformity, and (ii) after Manufacturer's written authorization to do so, and the nonconforming Product has been returned to Manufacturer, and (iii) Manufacturer has determined that the Product is nonconforming and that such nonconformity is not a result of improper installation, repair or other misuse by the customer. Manufacturer shall bear the cost of freight and insurance to the point of repair for returned goods to Manufacturer and for return of such goods from the point of repair to Distributor. The warranty on any replacement Product shall be the greater of ninety (90) days from the time of shipment or the remaining term of the original warranty.

16.3	THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, THE IMPLIED WARRANTY OF MERCHANTABILITY, ANY WARRANTY OF NON-INFRINGEMENT, AND OF ALL OTHER PRODUCT WARRANTY OBLIGATIONS OR LIABILITIES ON MANUFACTURER’S PART. MANUFACTURER NEITHER ASSUMES NOR AUTHORIZES ANY OTHER PERSON TO ASSUME FOR MANUFACTURER ANY OTHER LIABILITIES. THE FOREGOING CONSTITUTES DISTRIBUTOR'S SOLE AND EXCLUSIVE REMEDY FOR THE FURNISHING OF DEFECTIVE OR NONCONFORMING PRODUCTS.

16.4	EXCEPT AS SET FORTH IN THIS AGREEMENT, MANUFACTURER SHALL IN NO EVENT BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES DIRECTLY OR INDIRECTLY ARISING FROM ANY PERSON'S USE OR INABILITY TO USE PRODUCTS EITHER SEPARATELY OR IN COMBINATION WITH OTHER EQUIPMENT, OR FROM ANY OTHER CAUSE, EVEN IF MANUFACTURER HAD ADVANCE NOTICE OF THE POSSIBILITY OF SUCH DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, LOSS OF USE OR COST OF LABOR BY REASON OF THE FACT THAT SUCH ARTICLES WERE DEFECTIVE OR NONCONFORMING. THIS LIMITATION SHALL NOT APPLY TO CLAIMS OF DEATH, PERSONAL INJURY, OR DAMAGE TO PROPERTY.

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16.5	Company Each Party hereby represents and warrants to the other that: (a) it has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (b) the execution and delivery of this Agreement and the performance of such party's obligations hereunder (i) do not and will not conflict with or violate any requirement of applicable laws or regulations, and (ii) do not and will not conflict with, or constitute a default under, any contractual obligations of it.

17	CONFIDENTIALITY

17.2	Definition “Confidential Information” means any proprietary information that is disclosed by one Party (“Disclosing Party”) to the other Party (“Receiving Party”) and is designated in writing as “Confidential”, or if disclosed orally is followed by a written designation of confidentiality within thirty (30) days of disclosure, which relates to the Disclosing Party’s business (including without limitation, business plans, financial data, Customer information, marketing plans, etc.), technology (including without limitation, technical drawings and data, designs, schematics, algorithms, product roadmaps, research plans, software, etc.), products, services, trade secrets, know-how, show-how, formulas, processes, ideas, and inventions (whether or not patentable).

17.3	Confidentiality Confidential Information of a Disclosing Party shall be used by the Receiving Party solely for the purpose of performing its obligations under this Agreement and shall not be used for any other purpose. Each Party shall hold the other Party’s Confidential Information in strictest confidence at all times in accordance with the terms of this Agreement, and shall not disclose the other Party’s Confidential Information without the prior written consent of such other Party, which consent may be withheld at such other Party’s sole discretion. Each Party may disclose the other Party’s Confidential Information to such Party’s employees on a need-to-know basis only. Each Party agrees to take all reasonable measures to protect the Confidential Information of the other Party from falling into the public domain or the possession of persons other than those persons authorized to have any such Confidential Information, which measures shall include the highest degree of care that such Party utilizes to protect its own information of a similar nature, but in no event less than a reasonable degree of care. Notwithstanding anything contained herein, the Receiving Party shall be obligated to protect confidential information in accordance with this section 20 during the term(s) of this Agreement and for three (3) years after its termination.

17.4	Exclusions Confidential Information shall not include any information that: (i) is or falls into the public domain without fault of the Receiving Party; (ii) the Receiving Party can show by written documentation was in its possession without any obligation of confidentiality prior to receipt thereof from the Disclosing Party; (iii) is independently developed by the Receiving Party without the benefit of any Confidential Information of the Disclosing Party; or (iv) is obtained by the Receiving Party from a third Party without any legend or obligation of confidentiality to the Disclosing Party.

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17.5	Required Disclosure Nothing in this Agreement shall prohibit the Receiving Party from disclosing Confidential Information of the Disclosing Party if legally required to do so by judicial or governmental order or in a judicial or governmental proceeding, provided that the Receiving Party shall (i) give the Disclosing Party prompt notice of such Required Disclosure prior to disclosure; (ii) cooperate with the Disclosing Party, (at the Disclosing Party’s expense), in the event that it elects to contest such disclosure or seek a protective order with respect thereto, and (iii) in any event only disclose the exact Confidential Information, or portion thereof, specifically requested.

17.6	Return Within ten (10) business days after receipt of Disclosing Party’s written request, Receiving Party shall return to Disclosing Party all Confidential Information and all materials containing Confidential Information, including but not limited to documents, drawings, programs, lists, models, records, compilations, notes, extracts and summaries, whether prepared by Disclosing Party or Receiving Party, or any of their respective Affiliates, officers, directors, employees, agents or representatives, or at the option of Disclosing Party, shall destroy such Confidential Information and materials.

18	Compliance with Laws. In connection with its marketing, sales and distribution of Manufacturer products, Distributor will fully comply with all applicable U.S. and non-U.S. laws, including export control, economic sanctions, anti-boycott and anti-bribery laws and regulations. Failure to comply with such laws, including but not limited to the FCPA and the OECD Convention, as defined below, may result in immediate termination of this Contract by Peregrine at its election.

18.2	DISTRIBUTOR will fully comply, in all material respects with all applicable U.S. and non-U.S. export control laws, including but not limited to the U.S. Export Administration Regulations and the International Traffic in Arms Regulations, in the import, export, re-export, shipment, transfer, use, operation, maintenance, repair or disposal of Peregrine products and any related parts, components, accessories, know-how or technical data.

18.3

DISTRIBUTOR will not export, re-export, sell, or transfer any Peregrine products or any related parts, components, accessories or technology directly or indirectly through third parties to countries sanctioned by the United States (including Cuba, Iran, North Korea, Sudan,

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Syria) without prior written approval from Peregrine and any required authorization from the U.S. Government.

18.4	DISTRIBUTOR will not export, re-export, sell or transfer any Peregrine products or any related parts, components, accessories or technology directly or indirectly through third parties to individuals or entities on the U.S. Department of Treasury’s list of Specially Designated Nationals and Blocked Persons, the U.S. Department if State’s List of Debarred Parties or on the U.S. Department of Commerce’s Entity List, Denied Persons List or Unverified List (collectively, “Restricted Parties Lists”), unless authorized by applicable U.S. export control regulations.

18.5

18.6	In the performance of this Agreement, DISTRIBUTOR will adhere to and comply, in all material respects with all applicable U.S. and non-U.S. anti-bribery laws, including the U.S. Foreign Corrupt Practices Act (“FCPA”) and the Organization for Economic Co-Operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions (the “OECD Convention”).

18.7	None of the principals, officers or employees of DISTRIBUTOR is a government official, an official of any public international organization, a political party official, a candidate for political office or an officer, director, manager or employee of a state-owned enterprise or other party that is owned or controlled by a governmental ministry, department, agency or other entity.

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18.8	DISTRIBUTOR will not directly or indirectly give, offer, agree or promise to give, or authorize the giving, of any money or other thing of value to anyone as an inducement or reward for favorable action or forbearance from action or the exercise of influence.

19	INDEMNITY

19.2	Manufacturer shall, at its expense, defend Distributor (hereinafter referred to as “Defendant”), against any third party claim (i) that Manufacturer Products supplied hereunder infringes any third party patents, copyright, trade secret, or trademark, or (ii) based upon the injury, illness or death of any person, to the extent that such claims result from the negligence or willful misconduct of Manufacturer in product design or manufacturing. Manufacturer shall pay all costs, damages and attorney’s fees that a court finally awards as a result of any such claim or any amounts included in a settlement approved by Manufacturer in writing. To qualify for such defense and payment, Defendant must: (a) give Manufacturer prompt written notice of any such claim, and (b) allow Manufacturer to control, subject to Defendant’s right to participate, if it so elects (and at its own expense), and fully cooperate with Manufacturer (at Manufacturer’s expense) in, the defense of such claim and all related settlement negotiations (the “Indemnity Conditions”). If a third party claim of infringement regarding Manufacturer Products is made, Manufacturer at its option, and without limiting its indemnification obligations hereunder, may perform either of the following: (i) obtain for Defendant the right to continue to use and market the Products, or (ii) replace them with non-infringing Products, or (iii) modify said Products so that they become non-infringing, or (iv) cancel the sale of its Products and repurchase from Defendant all Products in its inventory that are subject to such claim, at the price paid by Distributor less any credits granted by Manufacturer on the sale of such Products. Subject to the Indemnity Conditions (applied on a reciprocal basis), Distributor shall, at its expense, defend Manufacturer against any third party claim based upon or arising out of Distributor’s negligence or willful misconduct, breach of this Agreement, or violation of applicable law or regulation. Distributor shall pay all costs, damages and attorney’s fees that a court finally awards as a result of any such claim or any amounts included in a settlement approved by Distributor in writing.

19.3	Additional Insured. Manufacturer and Distributor will at all times maintain product liability insurance in amount and form as is customary in the business, will name Manufacturer and Distributor and its subsidiaries as additional insured thereunder and provide Manufacturer and Distributor with a certificate of insurance. This obligation shall survive termination of this Agreement.

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20	NON-SOLICITATION

Distributor and Manufacturer agree to not solicit for employment any employee of the other party, and shall reject any requests for employment made by an employee of the other party and will not hire such employee (as allowable by law). However, nothing contained herein shall be construed to limit either party’s ability to hire the other party’s employees or independent contractors in response to a general hiring program not targeted at such individuals. The terms of this provision shall remain in effect for the length of this Agreement and shall survive the termination of the Agreement for an additional one (1) year. This provision shall also apply to any person employed by the other party at any time within the immediately preceding one (1) year even if they are not then employed by such party unless the employee was involuntarily terminated by such party.

21	WAIVER

The failure of either party to enforce at any time or for any period of time any of the provisions hereof shall not be construed to be a waiver of such provisions or of the right of such party thereafter to enforce each and every such provision.

22	ENFOREABILITY

If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the provisions shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated, provided that the Agreement remains substantially capable of performance without adversely affecting the rights of the Parties.

23	NOTICES

Any notice, demand or other formal communication of any kind or nature which either party may be required or may desire to serve upon the other shall be sufficiently given, (i) when delivered personally, (ii) by courier service or express service, or (ii) three (3) days after the postmark date if mailed by certified or registered mail, postage prepaid, addressed to a party at its address stated below.

Distributor	Manufacturer

Richardson Electronics, Ltd.	Peregrine Semiconductor

40W267 Keslinger Road

PO Box 393	9380 Carroll Park Drive,

LaFox, IL 60147-0393	San Diego, CA 92121

24	ENGLISH LANGUAGE

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This Agreement shall be made in the English language, which language shall be controlling in all respects, and all versions hereof in any language shall not be binding upon the Parties. All communications and notices to be made pursuant to this Agreement, including all Attachments and related documentation, shall be in the English language.

25	ENTIRE AGREEMENT

This Agreement supersedes all prior communications or understandings between Distributor and Manufacturer and constitutes the entire agreement between the parties with respect to the matters covered herein. In the event of a conflict or inconsistency between the terms of this Agreement and those of any order, quotation, solicitation or other communication from one party to the other, the terms of this Agreement shall be controlling.

26	COUNTERPARTS

This Agreement may be signed in two counterparts each of which shall be deemed to be an original, but which together will form a single Agreement as if both parties had executed the same document.

27	AMENDMENT

This Agreement cannot be changed, modified or amended unless such change, modification, or amendment is in writing and executed by the party against which the enforcement of such change, modification or amendment is sought.

28	PARAGRAPH HEADINGS

Paragraph headings and numbers have been inserted for convenience of reference only.

29	FORCE MAJEURE

Neither party shall be responsible nor liable to the other party for nonperformance or delay in performance of any terms or conditions of this Agreement due to acts of God, acts of governments, wars, riots, strikes or other labor disputes, fire, flood, or other causes beyond the reasonable control of the nonperforming or delayed party and without the negligence of such party, provided, however, nonperformance or delay in excess of one hundred eighty (180) days shall constitute cause for termination of this Agreement by either party.

30	GOVERNING LAW

This Agreement shall be governed by and construed according to the laws of California, United States of America.

31	DISPUTE AND ARBITRATIION

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Any disputes concerning questions of fact or law arising from or in connection with the interpretation, performance, non-performance or termination of this Agreement including the validity scope ,or enforceability of this Agreement to arbitrate shall be settled by mutual consultation between the parties in good faith as promptly as possible, but if both parties fail to make an amicable settlement, such disputes shall be settled by arbitration in San Diego, California in accordance with the Commercial Arbitration Rules of the Arbitration Association of America. The award of the arbitrators shall be final and binding upon the parties.

32	ATTORNEYS’ FEES

If any legal action is brought by either of the parties to this Agreement, it is expressly agreed that the prevailing party in such legal action shall be entitled to recover from the other party reasonable attorneys’ fees in addition to any other relief that may be awarded.

33	WITH HOLDING TAX

So long as the Manufacturer’s income arising out of this Agreement, which is derived from sale of Manufacturer’s Intellectual Property and/or Software, whether embedded or as a separate unit, is not subject to withholding tax under Japanese law or international treaties, no withholding tax shall be deducted from payment to the Manufacturer. Manufacturer shall provide to Distributor all the documents required to be filed with the competent Japanese Tax Authority in order to avoid withholding tax being paid from time to time or to apply for a reduction of or an exemption from Japanese withholding tax in accordance with the applicable tax treaty upon signing this Agreement. (For example, where the Convention Between the Government of Japan and the Government of the United States of America for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion With Respect To Taxes on Income is applicable, the Manufacturer shall provide to Distributor two (2) copies of the Attachment Form for Limitation on Benefits Article and the Application Form for Income Tax Convention signed by the Manufacturer's authorized representative.) If any portion of Manufacturer's income arising out of this Agreement, is or becomes subject to withholding tax under Japanese law or international treaties, such amounts will be deducted from payment to the Manufacturer. In such event, Distributor shall provide to Manufacturer a Tax Certificate from the competent Japanese Tax Authority, establishing the fact that tax has been withheld by Distributor and paid to the competent Japanese Government office, so as to avoid double taxation.

34	SURVIVORSHIP

All obligations and duties hereunder which by their nature extend beyond the expiration or termination of this Agreement shall survive and remain in effect beyond any expiration or termination hereof.

35	ASSIGNMENT

Neither party shall have the right to assign this Agreement or any rights hereunder without the prior written consent of the other party.

36	PRECEDENCE

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In the event the terms and conditions of this Agreement are found to be in conflict with the terms or conditions of any other document related to the subject matter contained herein, this Agreement shall control in each case, except as otherwise required by appropriate law or as mutually agreed in writing by the Parties.

37	SOLE RESPONSIBILITY

There shall be no presumption applied against any party on the ground that such party was responsible for preparing this Agreement or any part of it.

38	ATTACHMENTS

Any and all exhibits attached hereto are hereby incorporated into and made an integral part of this Agreement by this reference.

Exhibits

A	Products

B	Territory

C	Price List

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed and accepted by their duly authorized representatives as of the day and year written below.

DISTRIBUTOR	MANUFACTURER

By: /s/ GREG PELOQUIN	By: /s/ DALE ROBINETTE

Name: Greg Peloquin	Name: Dale Robinette

Title: EVP and GM – RFPD	Title: WW Sales Director

Date: 1-3-11	Date: 12-22-2010

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1.1 EXHIBIT A

(i)    TERRITORY

1	Primary Territory:

Distributor shall have non-exclusive distribution rights in the Territory listed below for all Products listed in Exhibit A:

Worldwide Coverage excluding those countries listed in sections 18.2 and 18.3.

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PEREGRINE SEMICONDUCTOR CORPORATION

9380 Carroll Park Drive

San Diego, CA 92121

Richardson Electronics, Ltd.

C/O Chris Marshall

40W267 Keslinger Road

PO Box 393

LaFox, IL 60147-0393

Re:	Distribution Agreement, dated December 23, 2010, between Peregrine Semiconductor Corporation and Richardson Electronics, Ltd. (the “Distribution Agreement”)

Dear Mr. Marshall:

This letter confirms the mutual understanding between Richardson Electronics, Ltd. (“Richardson”) and Peregrine Semiconductor Corporation (“Peregrine”) regarding the exhibits referenced in the Distribution Agreement.

The parties agree that the only applicable exhibit attached to the Agreement is Exhibit A, which defines the territory. Any and all references to separate exhibits for products and pricing were inadvertent. The product and pricing terms are based on Peregrine’s standard channel resale price book, which is updated quarterly and made available to Richardson.

If this letter accurately sets forth our understanding with respect to the exhibits, please sign and return this letter as your acknowledgement of the terms above. If you have any questions, please do not hesitate to call me.

Very truly yours,

PEREGRINE SEMICONDUCTOR CORP.

By:	/S/ DANA CANATSY
	Name:	Dana Canatsy
	Title:	Director, Worldwide Distribution Sales

Acknowledged and agreed:

RICHARDSON ELECTRONICS, LTD.

Signature:	/S/ CHRISTOPHER MARSHALL

Name and Title:	Christopher Marshall VP, RF & Wireless